Exhibit 2.1

N o t a r i a l     D e e d

Roll of Deeds No. 71 for 2020 K

Amendment No. 2 to the Share and Asset Purchase Agreement

Negotiated at Düsseldorf on January 17, 2020

Before me, the undersigned Notary

Dr. Marcus Kämpfer

with official residence at Düsseldorf

appeared:

1.	Dr. Christian Bank,

born on [*]

with business address at Kaiser-Wilhelm-Allee 1, 51368 Leverkusen, Germany, identified by identity card,

acting not in his own name, but as representative with power of sole representation under a power of attorney dated August 12, 2019, which has been presented as original, a copy of which is attached – hereby certified – under exclusion of any personal liability in the name and on behalf of

Bayer Aktiengesellschaft, with its registered seat in Leverkusen, Germany, registered with the commercial register of the local court of Cologne under HRB 48248, having its business address at Kaiser-Wilhelm-Allee 1, 51368 Leverkusen, Germany,

2.	Ms. Tianyuan Zhuang,

born on [*]

with business address Hengeler Mueller, Benrather Str. 18-20, 40213 Düsseldorf, Germany, personally known to the notary,

acting not in her own name, but as representative with power of sole representation under a power of attorney dated October 11, 2019, which has been presented as original, a copy of which is attached – hereby certified – under exclusion of any personal liability in the name and on behalf of

Elanco Animal Health Incorporated, with its business seat in Greenfield, State of Indiana, United States of America, Business ID: 201805031256546, having its business address at 2500 Innovation Way, Greenfield, State of Indiana, 46140 - 9163, United States of America.

The notary, who is in command of the English language, ascertained that the persons appearing are capable of the English language. The persons appearing requested to have their statements notarized in English.

The persons appearing, acting as indicated, requested recording of the following:

Bayer Aktiengesellschaft and Elanco Animal Health Incorporated hereby enter into the Amendment No. 2 to the Share and Asset Purchase Agreement as attached to this deed.

The persons appearing refer to Amendment No. 2 to the Share and Asset Purchase Agreement, which is attached to this deed.

The persons appearing refer to deeds-no. 1076/2019 K, 1077/2019 K and 1352/2019 K of the notary Dr. Marcus Kämpfer (“Share and Asset Purchase Agreement”) pursuant to section 13a of the German Notarization Act (Beurkundungsgesetz). Certified Copies of the aforementioned deeds were available at the notarization. The persons appearing confirmed to know these deeds and waived the right to have them read aloud and attached hereto.

All consents or approvals to this deed shall become effective upon all parties with their respective receipt by the acting notary (fax or pdf copies are sufficient).

All notarial fees in in connection with the notarisation of the deed at hand shall be borne by Elanco Animal Health Incorporated.

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The foregoing protocol with the attached Amendment No. 2 to the Share and Asset Purchase Agreement including the Annex thereto was read in the presence of the notary to the persons appearing, all was ratified by the persons appearing and personally signed by the persons appearing and the notary as follows:

/s/ C. Bank

/s/ T. Zhuang

/s/ Kämpfer, Notary

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EXECUTION VERSION

AMENDMENT NO. 2

TO SHARE AND ASSET PURCHASE AGREEMENT

This AMENDMENT NO. 2 TO THE SHARE AND ASSET PURCHASE AGREEMENT, dated as of January 17, 2020 (this “Amendment”), is entered into between Bayer Aktiengesellschaft, a German stock corporation (“Seller Parent”), and Elanco Animal Health Incorporated, an Indiana Corporation (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller Parent and Purchaser entered into that certain Share and Asset Purchase Agreement, dated as of August 20, 2019, as amended by Amendment No. 1 to the Share and Asset Purchase Agreement, dated as of October 15, 2019 (the “Share and Asset Purchase Agreement”); and

WHEREAS the Parties desire to make certain changes to the terms of the Share and Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Section 1. Requested Employees. The following is hereby added to the Share and Asset Purchase Agreement as Section 6.13:

Section 6.13 Requested Employees.

(a)       Notwithstanding Section 5.2(a)(xi), Seller Parent and its Subsidiaries may hire individuals to become Business Employees to fill each of the roles set forth on Section 6.13(a) of the Seller Disclosure Schedule (any such employee a “Requested Employee”); provided that unless otherwise set forth on Section 6.13(a) of the Seller Disclosure Schedule or agreed in writing between the Parties, each Requested Employee shall be a “fixed duration employee” and contracts of employment of any Requested Employee shall be for a duration of no more than twenty four (24) months from the date of hire; and provided, further, that Purchaser may, upon written notice to Seller Parent, remove any role set forth on Section 6.13(a) of the Seller Disclosure Schedule for which Seller Parent or any of its Subsidiaries has not yet made a written offer of employment as of the date of such notice. In furtherance of Section 6.2(a), the Parties shall cooperate in good faith (including using commercially reasonable efforts to resolve any impediment preventing a Requested Employee from becoming a Transferred Employee) to effectuate the transfer, in accordance with applicable Law or Labor Obligation, of each Business Employee hired pursuant to this Section 6.13 to Purchaser and its Subsidiaries at Closing. For the avoidance of doubt, the decision whether to hire or continue to employ any Requested Employee shall remain with Seller Parent and its Subsidiaries and Purchaser shall have no right to manage the actions of any Requested Employee prior to such employee becoming a Transferred Employee.

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(b)       Purchaser shall pay to Seller Parent the amounts set forth in Section 6.13(b) of the Seller Disclosure Schedule in respect of the hiring and employment of Requested Employees.

(c)       The Parties shall, upon the request of Purchaser, discuss the status of the hiring of the Requested Employees at least once per calendar month. If requested by Purchaser, Seller Parent shall also provide bimonthly updates to Purchaser regarding the status of the hiring of the Requested Employees.

(d)       In the event that (i) this Agreement is terminated prior to the Closing or (ii) any Requested Employee does not become a Transferred Employee for any reason (including as a result of applicable Law), Purchaser shall promptly reimburse Seller Parent for all reasonable internal and external costs and expenses incurred by Seller Parent and its Subsidiaries in connection with the termination or redundancy of such Requested Employee, including any internal and external costs and expenses incurred by Seller Parent and its Subsidiaries in connection with the employment of any Requested Employees from the Closing Date to the next permissible date for the termination of such Requested Employee's employment relationship, any cash severance payments, severance benefits or any other termination obligations incurred under applicable Law, Labor Obligation or otherwise. For the avoidance of doubt, any amounts payable pursuant to this Section 6.13(d) shall be in addition to the amounts set forth in Section 6.13(b).

(e)       Accrued amounts payable pursuant to this Section 6.13 shall be invoiced in Euro at the end of each calendar quarter ending prior to the Closing Date and within thirty (30) days following the Closing Date. Purchaser shall pay the invoiced amounts within thirty (30) days of the date of invoice by wire transfer of immediately available funds to an account or accounts designated by Seller Parent. For the avoidance of doubt, the Parties acknowledge and agree that any amounts payable pursuant to this Section 6.13 shall not be subject to or counted against any cost cap or reimbursement cap for costs and expenses relating to the IT & BPS Infrastructure.

Section 2. Amendments to Seller Disclosure Schedule. The Seller Disclosure Schedule is hereby amended to add Annex A to this Amendment as Section 6.13 of the Seller Disclosure Schedule.

Section 3. Representations and Warranties of Seller Parent. Seller Parent represents and warrants to Purchaser:

(a)       As of the date of this Amendment, Seller Parent is a stock corporation duly organized, validly existing and in good standing under the Laws of Germany.

(b)       As of the date of this Amendment, Seller Parent has full corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder. The execution and delivery by Seller Parent of this Amendment and the performance of its obligations hereunder have been duly and validly authorized and no additional corporate or shareholder authorization or consent is required in connection with the execution and delivery by Seller Parent of this Amendment or the performance of its obligations hereunder.

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(c)       The execution and delivery by Seller Parent of this Amendment and the performance of its obligations hereunder do not and will not violate any provision of the articles of incorporation, bylaws or other organizational documents of Seller Parent.

(d)       This Amendment, when duly and validly executed and delivered by Purchaser, constitutes a valid and legally binding obligation of Seller Parent, enforceable against Seller Parent in accordance with its terms.

Section 4. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller Parent as of the date of this Amendment:

(a)       Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Indiana.

(b)       Purchaser has full corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder. The execution and delivery by Purchaser of this Amendment and the performance of its obligations hereunder have been duly and validly authorized and no additional corporate or shareholder authorization or consent is required in connection with the execution and delivery by Purchaser of this Amendment or the performance of its obligations hereunder.

(c)       The execution and delivery by Purchaser of this Amendment and the performance of its obligations hereunder do not and will not violate any provision of the articles of incorporation, bylaws or other organizational documents of Purchaser.

(d)       This Amendment, when duly and validly executed and delivered by Seller Parent, constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

Section 5. Miscellaneous.

(a)       Each reference to “herein”, “hereof,” “hereunder,” “hereby,” and “this Agreement” shall, from and after the date of this Amendment, refer to the Share and Asset Purchase Agreement, as amended by this Amendment. Each reference herein to “the date of this Amendment” shall refer to the date set forth above and each reference to the “date of this Agreement”, the “date hereof” and similar references shall refer to August 20, 2019.

(b)       Other than as expressly modified pursuant to this Amendment, all of the terms, covenants and other provisions of the Share and Asset Purchase Agreement shall continue to be in full force and effect in accordance with their respective terms.

(c)       The provisions of Section 1.2, Section 1.3 and Article XI of the Share and Asset Purchase Agreement are hereby incorporated herein by reference and shall apply, mutatis mutandis, with respect to this Amendment.

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